PRELIMINARY
                                                (29 Feb 96)
                                 Notice of Annual Meeting of Shareholders
                                                May 9, 1996



To The Shareholders of Osmonics, Inc.


           NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Osmonics, Inc. ("Osmonics") will be held at The Yale Club of New York
City, 50 Vanderbilt Avenue, New York, New York, on May 9, 1996 at 9:00 a.m., and at any adjournments thereof, to consider and act upon the following matters:

 1.        To elect two directors to serve a term of three years.

 2. To approve an amendment to the Articles of Incorporation to increase the number of authorized shares, from 20,500,000 shares to 50,500,000 shares.

 3. To transact such other business as may properly come before the meeting or any adjournments thereof.

           The Board of Directors has fixed the close of business on March 20, 1996 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournments thereof. The accompanying Proxy Statement forms a part of this Notice.

           You are cordially invited to attend the meeting. Even if you plan to attend the meeting, we urge you to sign, date and return the proxy, which is solicited by the Board of Directors, at once in the enclosed envelope.


                                             By Order of the Board of Directors

                                             Ruth Carol Spatz, Secretary

March 29, 1996



Proxy Statement for
Annual Meeting of Shareholders
May 9, 1996

General Matters


           This Proxy Statement is furnished to shareholders in conjunction with the solicitation by the Board of Directors of Osmonics, Inc. of proxies for use at the Annual Meeting of Shareholders to be held on May
9, 1996.

           The record date for the determination of shareholders entitled to notice of and to vote at the meeting is the close of business on March
20, 1996. On that date there were _______________ Common shares outstanding. Each share is entitled to one vote.

           If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted. Where a specification is made on the proxy, the shares will be voted in accordance with such specification. When no specification is made on the proxy, the proxy will be voted for the election as directors of the nominees named herein, and for proposal two. A proxy may be revoked by the shareholder at any time prior to its being voted by giving written notice of revocation to the Secretary of the Company, in open meeting, or by casting a written ballot at the meeting. Attendance at the meeting by a shareholder will not by itself be considered revocation of the shareholder's proxy.

           The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and regular employees may solicit proxies by telephone, telegraph or in person. On request, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending soliciting material to the owners of the shares.

           This Proxy Statement and the accompanying materials are first being sent to shareholders on or about March 29, 1996.

ELECTION OF DIRECTORS

           The present Board of Directors of Osmonics is composed of six members. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of shareholders. It is intended that the proxies received will be voted, unless authority is withheld, FOR the election of the nominees listed below, namely Ralph E. Crump and Charles W. Palmer, to serve until the 1999 Meeting of Shareholders. The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of Common Stock of the Company present and entitled to vote on the election of directors or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting, is required for election to the Board of each of the three nominees named below. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on the election of directors shall not be considered present and entitled to vote on the election of directors. The nominees are currently serving as directors and have consented, if elected, to serve for a new term.

           The following table sets forth information with respect to each nominee for election as director and each other person whose term of office as a director will continue after the meeting.

Nominees for election for a term of three years:

           Ralph E. Crump, age 72, was an initial investor in Osmonics in 1969. He founded Frigitronics, Inc., a manufacturer of ophthalmic goods and medical instruments, in 1963 and was its President and Chairman of the Board until December 1986. He is a graduate of the United States Merchant Marine Academy and has a degree in Engineering from UCLA. Mr. Crump is also a director of Structural Instrumentation Inc. and Imtec, Inc., both of which are traded on NASDAQ.

           Charles W. Palmer, age 59, had been the Chairman and Chief Executive Officer of Autotrol Corporation from 1989 through October 1993, and is the Chairman and Chief Executive Officer of The Palmer Group Ltd., a Midwestern real estate development firm. Mr. Palmer is a graduate of Yale University with an A.B. in American studies and earned an M.B.A. at Northwestern University.


Directors whose terms expire in 1997:

           Verity C. Smith, age 73, President, Vaponics Ltd. (UK) President, Veritec Consultants, was a founder of Vaponics, Inc. and held the position of Chief Executive Officer from its inception in 1967 until it was acquired by Osmonics in July 1987. He was elected a director of Osmonics in August 1987. He has a B.S. in Chemical Engineering from Massachusetts Institute of Technology and is a fellow of the American Institute of Chemical Engineers.

           D. Dean Spatz, age 52, President and Chairman of the Board of Directors of Osmonics, has held his current position since founding Osmonics in 1969. He has a B.A. from Dartmouth College and a Master of Engineering degree from the Thayer School of Engineering, Dartmouth College. Mr. Spatz is also a director of Structural Instrumentation Inc. and Sigma Aldrich Corp., both of which are traded on NASDAQ. Mr. Spatz and Ruth Carol Spatz are husband and wife.

Directors whose terms expire in 1998:

           Michael L. Snow, age 45, of Counsel in the law firm of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, has been a director of Osmonics since 1989. Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, has rendered legal services to Osmonics during the last fiscal year. Mr. Snow received a Bachelor of Arts degree and Juris Doctor from the University of Michigan.

           Ruth Carol Spatz, age 51, Secretary and Director of Osmonics, was a founder of Osmonics in 1969 and has held her current position since its inception. She is a graduate of the University of Vermont with a degree in Chemistry.

Board of Directors and Committees

           The Board of Directors of Osmonics held four meetings during 1995. Osmonics has an Audit Committee, a Compensation Committee, and a Stock
Option Committee, but does not have a Nominating Committee.

           Osmonics' Audit Committee, which consists of Messrs. Ralph E. Crump and Michael L. Snow, met once during 1995. The Audit Committee recommends to the full Board the engagement of the independent accountants, reviews the audit plan and results of the audit engagement, reviews the independence of the auditors, and reviews the adequacy of Osmonics' system of internal accounting controls.

           Osmonics' Compensation Committee, which consists of Messrs. Ralph E. Crump and Michael L. Snow, met once during 1995. The
Compensation Committee reviews and recommends to the full Board executive compensation.

           Osmonics' Stock Option Committee, which consists of Messrs. Ralph E. Crump, D. Dean Spatz and Mrs. Ruth Carol Spatz, met once during 1995. The committee proposes and recommends to the full Board stock option grants to executives and other key personnel under the existing Stock Option Plan.

             PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION
                  TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

           The Board of Directors has unanimously approved and recommends to the shareholders an amendment to the Company's Articles of Incorporation which would increase the number of shares of Common Stock authorized for issuance from 20,000,000 to 50,000,000. As of December 31, 1995,
12,773,184 shares of Common Stock were outstanding and 1,058,344 shares were reserved for issuance.

           The principal purpose of the proposed amendment is to give the Company greater flexibility in its financial affairs by making
30,000,000 additional shares of Common Stock available for issuance by the Company, without further action by its shareholders, in such transaction or transactions as the Board of Directors may approve, whether in public or private offers, as stock splits or dividends or otherwise, at such a time or times as the Board of Directors may approve, whether prior to (subject to the approval by the Company's shareholders, and the taking effect, of such proposed amendment as described below), or after the meeting. The Company presently does not have plans to issue the newly authorized shares. Because shareholders do not have preemptive rights under the Articles of Incorporation, the rights of existing shareholders may (depending on the particular circumstances in which additional Common Stock is issued) be diluted by any such issuance. Although the Company is unaware of any specific effort to obtain control of the Company, the increased authorized shares could be used to make an attempt to effect a merger or other change in control more difficult and less likely or to dilute the interest of a party attempting to obtain control of the Company.

           The resolutions of the Board of Directors setting forth the proposed amendment are attached as Exhibit A.

           The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of Common Stock of the Company present and entitled to vote on the proposed amendment or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting, is required to approve the proposed amendment. A shareholder who abstains with respect to the proposed amendment is considered to be present and entitled to vote at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote on the proposed amendment shall not be considered present and entitled to vote on the proposed amendment. All shares represented by proxies will be voted FOR approval of the proposed amendment unless a contrary choice is specified. As soon as practicable after such vote has been taken and certified, the amendment will be filed with the Secretary of State of Minnesota and will thereupon become effective.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

           The following table provides information as to the beneficial ownership of the Company's Common Stock, as of March 20, 1996, by
(i) each person known by the Company to be the beneficial owner of more than 5% of such Common Stock, (ii) each nominee and continuing director of the Company, (iii) the Company's Chief Executive Officer and four other most highly compensated executive officers for fiscal year 1995 and (iv) the directors and executive officers as a group (12 persons). Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or dispositive power with respect to such securities or has the right to acquire beneficial ownership of such securities within 60 days by exercise of an option or otherwise. The persons named in the table have sole voting and dispositive powers with respect to all shares of Common Stock unless otherwise noted in the notes following the table.

  Name of Beneficial Owner        Amount and Nature of
    Including Address of          Beneficial Ownership    Percent of
   Owners of More than 5%           of Common Stock       Common Stock

State Farm Mutual Automobile
  Insurance Company
  One State Farm Place
  Bloomington, Illinois 61701          1,388,812(1)           10.9

Ralph E. Crump(2)                        879,834(3)            6.9
James J. Carbonari                        20,874(4)             *
James W. Detert                           52,875                *
Charles W. Palmer(6)                     965,662(5)            7.6
Andrew T. Rensink                          7,500(7)             *
L. Lee Runzheimer                         44,688(8)             *
Verity C. Smith                            5,196(9)             *
Michael L. Snow                           35,400(10)            *
D. Dean Spatz(2)                       1,141,914(11)           8.9
Ruth Carol Spatz(2)                    1,122,133(11)           8.8

All directors and executive
officers as a group (12 persons)       4,357,482(12)          34.1
_____________
 *  Less than 1%

(1) Beneficial ownership is as of March 20, 1996. Based upon the most recent schedule 13G on file with the Securities and Exchange Commission, State Farm Mutual Automobile Insurance Company's affiliated corporations have sole voting and investment power with respect to 421,875 shares, 438,750 shares and 528,187 shares, respectively.

(2) The address of such person is 5951 Clearwater Drive, Minnetonka, Minnesota 55343.

(3) Includes 438,417 shares held by his spouse. Mr. Crump disclaims beneficial ownership of these shares. Includes 3,000 shares exercisable within 60 days of above date.

(4) Includes options to purchase 4,500 shares exercisable within 60 days of the above date.

(5) Includes 3,000 shares exercisable within 60 days of the above date and 7,882 shares held by his spouse.

(6)  Mr. Palmer's address is 6882 E. Russet Sky Drive, Scottsdale, AZ
     85262.

(7) Includes options to purchase 7,500 shares exercisable within 60 days of the above date.

(8) Includes options to purchase 4,500 shares exercisable within 60 days of the above date.

(9) Includes options to purchase 3,000 shares exercisable within 60 days of the above date.

(10) Includes options to purchase 25,500 shares within 60 days of the above date.

(11) Mr. and Mrs. Spatz possess sole voting and investment power with respect to 574,464 and 551,683, respectively, of such shares and they possess shared voting and investment power with respect to 567,450 of such shares.

(12) Includes options to purchase 66,000 shares of Osmonics Common Stock exercisable within 60 days of the above date. Includes 438,417 shares owned by Marjorie L. Crump, spouse of Ralph E. Crump, a director and 7,882 owned by Alice Palmer, spouse of Charles W. Palmer, a director.


                         EXECUTIVE COMPENSATION

      The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 during the 1995 fiscal year.

    Name and                   Annual Compensation       All Other
Principal Position          Year   Salary(1)   Bonus    Compensation(2)

D. Dean Spatz               1995   $281,767   $200,000     $______
Chairman,                   1994    225,215    185,000      11,819
Chief Executive Officer     1993    223,358    150,000      20,396

L. Lee Runzheimer           1995   $135,868   $ 35,000     $______
Chief Financial Officer     1994    105,545     26,200       9,759
                            1993    101,462     28,000       9,894

James W. Detert             1995   $ 96,211   $ 35,000     $______
Vice President Operations   1994     99,501     30,000       9,805
                            1993     92,024     20,000       8,223

James J. Carbonari          1995   $104,693   $ 40,000     $______
Vice President Sales        1994     98,061     24,000       9,019
& Marketing                 1993     91,518     15,000       7,644

Andrew T. Rensink           1995   $ 94,831   $ 35,000     $______
Vice President Technology   1994     85,636     21,000       7,429
                            1993     81,064     10,000       6,113

(1) Includes cash compensation deferred at the election of the executive under the terms of Osmonics' 401(k) Plan.

(2) Includes $150 per year of matching funds from Osmonics in the 401(k) Savings Plan and contributions by Osmonics to the Profit Sharing Retirement Plan of $______ for Mr. Spatz, $______ for Mr. Runzheimer, $______ for Mr. Detert, $______ for Mr. Carbonari, and $______ for Mr. Rensink for 1994.

                     Stock Option Exercises in 1995 and Value at End of 1995

           The following table summarizes information with respect to options held by the Chief Executive Officer and the executive officers named in the Summary Compensation Table, and the value of the options held by such persons at the end of fiscal year 1995. The named executive officers did not receive stock option grants in fiscal year 1995.
                                Aggregated Option Exercises in Last Fiscal
                                  Year and Fiscal Year-End Option Values

                                                    Number of securities      Value of unexercised
                           Shares                  underlying unexercised     in-the-money options
                          acquired      Value    options at fiscal year-end   at fiscal year-end (2)
Name                   on exercise(#) realized(1)Exercisable  Unexercisable ExercisableUnexercisable
D. Dean Spatz                   -            -           0       3,000             0     $ 9,750

L. Lee Runzheimer               -            -       4,500           0      $ 45,922           -

James J. Carbonari              -            -       4,500           0        45,922           -

James W. Detert            16,875     $179,219      22,500           0       313,313           -

Andrew T. Rensink               -            -       7,500           0        62,813           -

(1) Value realized is the aggregate market value, on the date of exercise, of the shares acquired less the aggregate exercise price paid for such shares.

(2) Value of unexercised options is the difference between the aggregate market value of the underlying shares (based on the closing price on December 31, 1995, which was $20.375 per share) and the aggregate exercise price for such shares.

Compensation Committee Interlocks and Insider Participation

           Osmonics' Compensation Committee consists of Messrs.
Ralph E. Crump and Michael L. Snow. Mr. Snow is of Counsel in the law firm of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, which rendered legal services to Osmonics during the last fiscal year.

Director Compensation

           Since 1995, the Company has maintained a Director Stock Option Plan (the "Director Plan"). A total of 250,000 shares of Common Stock are reserved for issuance under the Director Plan. Each director of the Company is eligible to participate in the Director Plan, including directors who are employees of the Company. Under the Director Plan, each director automatically is granted an option to purchase 3,000 shares at the time of each annual meeting of the Company's shareholders. All options granted under the Director Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and become exercisable one year after the date of grant. The Company will receive no consideration upon the grant options under the 1995 Director
Plan. The exercise price of an option must be paid in full upon exercise. Payment may be made in cash, check or, in whole or in part, in Common Stock of the Company owned by the person exercising the option, valued at fair market value. Non-employee directors of Osmonics are also reimbursed for expenses of attending meetings of the Board of Directors.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

           Osmonics' Compensation Committee consists of Messrs. Ralph E. Crump and Michael L. Snow. Mr. Snow is of Counsel in the law firm of Maslon
Edelman Borman & Brand, a Professional Limited Liability Partnership, which rendered legal services to the Osmonics during the last fiscal year.

           Decisions on compensation of Osmonics' executives generally have been made by the Compensation Committee (the "Compensation Committee") of the Board, except that decisions regarding the granting of stock options have been and will be made by the Stock Option Committee. Each member of the Compensation Committee is a non-employee director.
Members of the Stock Option Committee are not eligible to receive stock options under the Osmonics stock option plans. All decisions by the Compensation Committee relating to the compensation of Osmonics' executive officers are reviewed by the full Board. Pursuant to recently adopted rules designed to enhance disclosure of Osmonics' policies toward executive compensation, set forth below is a report prepared by the Board of Directors addressing Osmonics', and its subsidiaries', compensation policies for the year ended December 31, 1995 as they affected Osmonics' executive officers.

           The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with Osmonics' annual objectives and long-term goals, reward above average corporate performance, recognize individual initiative and achievements, and assist Osmonics in attracting and retaining qualified executives. Targeted levels of executive compensation are set at levels that the Compensation Committee believes to be consistent with others in Osmonics' industry and other manufacturing companies in the Twin Cities metropolitan area.

           There are three elements in Osmonics' executive compensation program, all determined by individual and corporate performance.

             Base salary compensation

             Annual incentive compensation

             Stock options

           Total compensation opportunities are competitive with those offered by employers of comparable size, growth and profitability in our industry.

           Base salary compensation is determined by the potential impact the individual has on Osmonics, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.

           Annual incentive compensation for executives of Osmonics and its subsidiaries is based primarily on corporate operating earnings and sales growth but also includes an overall assessment by the Board of Directors of executive management's performance, as well as market conditions.

           Awards of stock options under the Stock Option Plan are designed to promote the identity of long-term interests between Osmonics' executives and its shareholders and assist in the retention of executives. The
Stock Option Plan also permits the Committee to grant stock options to key personnel. The Compensation Committee makes recommendations to the Stock Option Committee regarding the granting of stock options to executives and key personnel. These recommendations may result in the granting of such options. Options become exercisable based upon criteria established by Osmonics. In 1995, the Compensation Committee did not recommend stock options to executives because it felt all executives were appropriately compensated, and none were granted.

           The Compensation Committee surveys employee stock option programs of companies with similar capitalization to Osmonics prior to recommending to grant options to the executives. While the value realizable from exercisable options is dependent upon the extent of which Osmonics' performance is reflected in the market price of Osmonics' Common Stock at any particular point in time, the decision as to whether such value will be realized in any particular year is primarily determined by each individual executive and not by the Compensation Committee. Accordingly, when the Committee recommends that an option be granted to an executive, that recommendation does not take into account any gains realized that year by that executive as a result of his or her individual decision to exercise an option granted in a previous year.

           The 1995 cash compensation of Mr. Spatz was $483,604, which represents a 18% increase from his 1994 cash compensation. In 1994, revenues increased ___% and earnings per share increased _____% over 1993. Included in cash compensation for 1995 is a bonus of $200,000, an increase of 8% over the $185,000 bonus paid in 1994, in recognition of the effort involved over the past few years in the growth of the Company, both internally and by acquisition.




Ralph E. Crump




Michael L. Snow





Stock Performance Graph

           The Securities and Exchange Commission requires that Osmonics include in this Proxy Statement a line-graph presentation comparing cumulative, five-year return to Osmonics' shareholders (based on appreciation of the market price of Osmonics' Common Stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by Osmonics. The following presentation compares Osmonics' Common Stock price in the five-year period from December 31, 1990 to December 31, 1995, to the S&P 500 Stock Index and to a "peer group" index created by Osmonics over the same period. The "peer group" index consists of the common stock of Calgon Carbon Corporation, Ionics, Inc., Gelman Sciences Inc., Goulds Pumps Inc., Millipore Corp., Pall Corp., Sybron Chemical, Commercial Intertech Corp. and United States Filter Corp. These corporations are involved in various aspects of the water treatment or liquid separations businesses and associated product lines. The presentation assumes that the value of an investment in each of Osmonics' Common Stock, the S&P 500 Index, and the peer group index was $100 on December 31, 1990, and that any dividend paid (none have been paid by Osmonics) were re-invested in the same security.



(leave blank space for graph)






End of fiscal:       1990     1991     1992     1993     1994     1995

Osmonics, Inc.    $153.64  $252.41  $299.98  $327.41  $326.49

S&P 500           $ 96.89  $126.42  $136.05  $149.76  $151.74

Peer Group        $106.99  $142.85  $145.00  $138.07  $146.86


Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires Osmonics' officers and directors, and persons who own more than ten percent of a registered class of Osmonics' equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish Osmonics with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to Osmonics, or written representations that no Forms 5 were required, Osmonics believes that during the year ended December 31, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

                          INDEPENDENT AUDITORS

     Deloitte & Touche LLP has served as independent auditors for the Company since August 27, 1987. A representative of Deloitte & Touche LLP is expected to attend this year's Annual Meeting of Shareholders and have an opportunity to make a statement and/or respond to appropriate questions from shareholders. Shareholder approval is not required for the appointment of independent auditors, since the Board of Directors has the responsibility for selecting auditors.

             PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in Osmonics' proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to Osmonics in a timely manner. Any proposal by a shareholder to be presented at the next Annual Meeting of Osmonics must be received at Osmonics' principal executive offices, 5951 Clearwater Drive, Minnetonka, Minnesota 55343-8995, no later than November 29, 1996, and otherwise have complied with the requirements of Rule 14a-8.

     The Board of Directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of
Directors of Osmonics, Inc.



D. Dean Spatz
Chairman of the Board and
Chief Executive Officer

                                                               Exhibit A

     RESOLVED, that this Board of Directors hereby declares it advisable that Article 3.A of the Articles of Incorporation, as amended, of this Corporation be amended to read in its entirety as follows:

     A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty Million Five Hundred Thousand (50,500,000), of which Fifty Million (50,000,000) shares shall be Common Shares, par value $0.01 per share, and Five Hundred Thousand (500,000) shares shall be preferred shares, par value $1 per share.

     RESOLVED FURTHER, that the question of adopting said recommendation and the proposed amendment to the Articles of Incorporation be submitted to a vote at the Annual Meeting of Shareholders of the Corporation scheduled to be held on May 9, 1996.